Exhibit 99.1
Interactive Intelligence Reports First Quarter Results
Revenues increase 35 percent from 2006 first quarter

INDIANAPOLIS, May 1, 2007 - Interactive Intelligence Inc. (Nasdaq: ININ), a global developer of business communications software, today announced results for its first quarter ended March 31, 2007.

The company reported record total revenues of $24.2 million, a 35 percent increase from $17.9 million in the first quarter of 2006. Net income was $1.7 million, with diluted earnings per share (EPS) of $0.09, up from $1.0 million and $0.06, respectively, in the same quarter last year. Net income includes expense for employee stock options of $668,000 in 2007 and $489,000 in 2006.

Cash and short-term investments as of March 31, 2007 totaled $31.5 million, up from $27.1 million on Dec. 31, 2006. Cash flow from operations for the first quarter of 2007 was $4.9 million, up from $3.3 million in the first quarter of 2006.

“Our revenue growth in the quarter outpaced both the market and each of our primary competitors,” said Dr. Donald E. Brown, Interactive Intelligence CEO. “Sales were solid in all three of our core geographies and our newer offerings gained further momentum by complementing strong sales of our flagship Interaction Center Platform. We continued to invest heavily in development and other areas in order to seize the opportunities we have in the rapidly growing market for IP telephony products.”

On April 23, 2007, the company announced its acquisition of the professional services division of Alliance Systems to better support its growing list of large, blue chip enterprise customers.

“As earlier announced, this will help us continue our initiative to aggressively expand into the high-end contact center and enterprise markets by giving our largest customers access to an even broader pool of qualified and experienced professional services personnel, including access to increased on-site managed resources,” Brown said.

During the quarter Interactive Intelligence received significant recognition in the marketplace with product of the year awards from Call Center Magazine, SearchCRM.com, INTERNET TELEPHONY Magazine, and Customer Inter@ction Solutions Magazine. The company was also awarded Best Large Enterprise Solution at INTERNET TELEPHONY Conference & EXPO held in February.

Interactive Intelligence will host a conference call today, May 1, at 4:30 p.m. EDT, featuring Dr. Brown, and the company’s CFO, Stephen R. Head. There will be a live Q&A session following opening remarks.

To access the teleconference, please dial 1 800.361.0912 at least five minutes prior to the start of the call. Ask for the teleconference by the following name: "Interactive Intelligence first quarter earnings call."

The teleconference will also be broadcast live on Interactive Intelligence’s investor relations' page at http://www.inin.com/investors. An archive of the teleconference will be posted following the call.

About Interactive Intelligence
Interactive Intelligence Inc. (Nasdaq: ININ) is a global provider of business communications software and services for contact center automation and enterprise IP telephony. It was founded in 1994 and has more than 2,500 customers worldwide. Recent awards include the 2006 Network World 200, CRM Magazine’s 2006 Rising Star Excellence Award, Network Computing Magazine’s 2006 Well-Connected Award, and Software Magazine’s 2006 Top 500 Global Software and Services Companies. Interactive Intelligence employs approximately 525 people and is headquartered in Indianapolis, Indiana. Interactive Intelligence has five global corporate offices, with additional sales offices throughout North America, Europe and Asia Pacific. Interactive Intelligence can be reached at +1 317.872.3000 or info@inin.com; on the Net: http://www.inin.com.

This release contains certain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: rapid technological changes in the industry; the company's ability to maintain profitability, to manage successfully its growth and increasingly complex third party relationships, to maintain successful relationships with its current and any new resellers, to maintain and improve its current products and to develop new products and to protect its proprietary rights adequately; and other factors described in the company's SEC filings, including the company's latest annual report on Form 10-K.

Interactive Intelligence, Inc. is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks. All other trademarks mentioned in this document are the property of their respective owners.

Contacts:
Stephen R. Head
Chief Financial Officer
Interactive Intelligence, Inc.
+1 317.715.8412
steve.head@inin.com

Christine Holley
Director, Market Communications
Interactive Intelligence, Inc.
+1 317.715.8220
christine.holley@inin.com

Interactive Intelligence, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2007	2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$22,516	$13,531
Short-term investments	8,997	13,555
Accounts receivable, net	18,578	21,370
Deferred tax assets, net	1,314	1,314
Prepaid expenses	5,645	5,358
Other current assets	2,336	1,818
Total current assets	59,386	56,946
Property and equipment, net	6,204	5,469
Deferred tax assets, net	3,686	3,686
Other assets, net	663	674
Total assets	$69,939	$66,775

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$7,987	$7,885
Accrued compensation and related expenses	2,892	3,825
Deferred product revenues	5,565	5,910
Deferred services revenues	26,157	24,877
Total current liabilities	42,601	42,497

Shareholders' equity:
Preferred stock	--	--
Common stock	173	171
Additional paid-in-capital	73,918	72,528
Accumulated deficit	(46,753)	(48,421)
Total shareholders' equity	27,338	24,278
Total liabilities and shareholders' equity	$69,939	$66,775

Note:
(A) December 31, 2006 amounts derived from the audited Consolidated Balance Sheet included in the 2006 Annual Report on Form 10-K of Interactive Intelligence, Inc.

Interactive Intelligence, Inc.
Condensed Consolidated Statements of Income (unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006

Revenues:
Product	$12,261	$8,861
Services	11,932	9,069
Total revenues	24,193	17,930
Cost of revenues:
Product	2,441	1,333
Services	4,797	3,063
Total cost of revenues	7,238	4,396
Gross profit	16,955	13,534
Operating expenses:
Sales and marketing	8,644	6,879
Research and development	3,897	3,122
General and administrative	3,065	2,534
Total operating expenses	15,606	12,535
Operating income	1,349	999
Other income (expense):
Interest income, net	472	104
Other expense, net	(56)	(52)
Total other income, net	416	52
Income before income taxes	1,765	1,051
Income tax expense	(97)	(39)
Net income	$1,668	$1,012

Net income per share:
Basic	$0.10	$0.06
Diluted	$0.09	$0.06

Shares used to compute net income per share:
Basic	17,247	16,251
Diluted	19,236	17,178

Stock-based compensation expense for employee stock options by category:
Cost of services	$46	$39
Sales and marketing	300	285
Research and development	100	49
General and administrative	222	116
	$668	$489

Interactive Intelligence, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended
	March 31,
	2007	2006

Operating activities:
Net income	$1,668	$1,012
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	573	430
Accretion of investment income	(153)	-
Stock-based compensation expense	668	493
Loss on disposal of fixed assets	-	2
Changes in operating assets and liabilities:
Accounts receivable	2,792	797
Prepaid expenses	(287)	(1,049)
Other current assets	(518)	(146)
Other assets	11	(9)
Accounts payable and accrued liabilities	102	(109)
Accrued compensation and related expenses	(933)	(153)
Deferred product revenues	(345)	735
Deferred services revenues	1,280	1,308
Net cash provided by operating activities	4,858	3,311

Investing activities:
Purchases of property and equipment	(1,308)	(488)
Purchases of available-for-sale investments	(3,454)	(1,227)
Sale of available-for-sale investments	8,165	-
Net cash provided by (used in) investing activities	3,403	(1,715)

Financing activities:
Proceeds from issuance of common stock	50	57
Proceeds from stock options exercised	674	862
Net cash provided by financing activities	724	919

Net increase in cash and cash equivalents	8,985	2,515
Cash and cash equivalents, beginning of period	13,531	11,551
Cash and cash equivalents, end of period	$22,516	$14,066

Cash paid for interest	$-	$3
Cash paid for taxes	27	93